Exhibit 99.1

Contact:
Amy Figueroa
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE APPOINTS CHAIRMAN OF THE BOARD AND ANNOUNCES RESULTS FROM ANNUAL MEETING OF STOCKHOLDERS

TUSTIN, CA, Oct 21, 2010 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections, today announced the appointment of Carlton M. Johnson as chairman of the board of directors. Mr. Johnson has served as a director of Peregrine since 1999 and is also the chair of the audit committee.

"Carl is committed to driving Peregrine's future success in developing our targeted antibodies, and we are pleased to have him assume the added responsibilities as our chairman," said Steven W. King, president and chief executive officer of Peregrine." A highly involved member of our board, Carl works closely and effectively with our management team while bringing independent perspective for our business decisions."

In addition, Peregrine announced results from its Annual Meeting of Stockholders. Shareholders elected four directors, including Carlton M. Johnson, Steven W. King, David H. Pohl, and Eric S. Swartz, and ratified Ernst & Young LLP as Peregrine's independent public accounting firm for fiscal year 2011. In addition, shareholders approved Peregrine's 2010 Stock Incentive Plan and 2010 Employee Stock Purchase Plan.

Mr. Johnson has been the in-house legal counsel for Roswell Capital Partners, LLC since 1996. He has been admitted to the practice of law in Alabama since 1986, Florida since 1982 and Georgia since 1997. He has been a shareholder in the Pensacola, Florida AV- rated law firm of Smith, Sauer, DeMaria and was President-Elect of the Escambia-Santa Rosa Bar Association, which includes 500 members. He also served on the Florida Bar Young Lawyers Division Board of Governors.  Mr. Johnson earned a degree in History and Political Science at Auburn University and Juris Doctor at Samford University, Cumberland School of Law. Mr. Johnson also serves on the board of Patriot Scientific Corporation, CryoPort, Inc., and Ecotality, Inc., all public companies.

About Peregrine Pharmaceuticals

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara(R). Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.